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                                                                     EXHIBIT 4.1

                             KLA-TENCOR 401(k) PLAN

                                 AMENDMENT NO. 5



        The KLA-Tencor 401(k) Plan (the "Plan"), as originally effective as of January 1, 1982, as most recently restated in its entirety effective as of July 1, 1997, and as subsequently amended on four separate occasions, is hereby further amended effective as of October 2, 2000, except as otherwise specified, as follows:

        1. Paragraph (a) of Section 2.4, entitled Compensation, is hereby amended in its entirety, to read as follows:

            "(a) SALARY DEFERRAL CONTRIBUTIONS. Base salary or regular time hourly wages, overtime, bonus, stand-by pay, base profit sharing, commissions, differential pay, payments for paid time off and paid time off cashouts, payments in lieu of notice and termination pay. Compensation for purposes of Salary Deferral Contributions shall not include contributions to any nonqualified deferred compensation plan sponsored by the Employer or any cost of living allowance (as defined in the policies and procedures of the Company)."

        2. Section 2.9, entitled Distributions, is hereby renamed and amended in its entirety, to read as follows:


            "2.9   FORM OF DISTRIBUTION AND BENEFIT.

            (a) Form of Distribution. Distributions shall be in the form of cash; provided however, that to the extent a Participant's Account is invested in Company Stock at the time of distribution, the Participant may elect a distribution in the form of whole shares of Company Stock, with any fractional shares to be paid in the form of cash.

            (b) Form of Benefit.

                (i)  For Distributions Elected On or Before December 31, 2000.

                    (A) Normal Form of Benefit. Benefits shall be paid to the Participant or the Participant's Beneficiary in the form of a single lump sum in the absence of an election by the Participant and subject to Section 7.5.



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                    (B) Optional Forms of Benefit. The Participant may elect
          substantially-equal annual installments over a specified period of years which shall not exceed the life expectancies of the Participant and his or her Beneficiary."

               (ii) For Distributions Elected On or After January 1, 2001. Benefits shall be paid to the Participant or the Participant's Beneficiary in the form of a single lump sum."


        3. The following is hereby added to Article III, entitled DEFINITIONS (and subsequent Sections shall be renumbered accordingly) to read as follows:

            "3.7 COMPANY STOCK. `Company Stock' means common or preferred stock of KLA-Tencor Corporation, or any successor by merger, consolidation or otherwise, that meets the requirements of `qualifying employer security' under ERISA Section 407(d)(5) and `employer securities' under Code
        Section 409(l)."

        4. Paragraph (a) of Section 5.1, entitled Salary Deferral
Contributions, is hereby amended in its entirety, to read as follows:

            "(a) Subject to the limitations of Sections 6.4 and 6.5, an eligible Employee may elect, in accordance with the procedures established from time to time by the Administrator, to have a portion of his or her Compensation contributed the Salary Deferral Contributions Account maintained on his or her behalf. The eligible Employee's election shall specify the amount of his or her Compensation to be contributed, which amount shall not be less than one percent (1%) and not more than fifteen percent (15%) of the Participant's Compensation from each regular pay check and from periodic payments other than base profit sharing that constitute Compensation. In addition, the eligible Employee may elect to have up to one hundred percent (100%) of his or her base profit sharing payments contributed to the Salary Deferral Contributions Account maintained on his or her behalf. However, in no event shall the dollar amount contributed on behalf of such Participant to his or her Salary Deferral Contributions Account for any calendar year exceed the limit prescribed under Code Section 402(g)(5) (Ten Thousand Five Hundred Dollars ($10,500) in 2000). A Participant may elect to increase, decrease or discontinue Salary Deferral Contributions in such manner and at such time as the Administrator shall specify from time to time."

        5. Effective as of July 1, 2000, Section 6.4, entitled Section 415 Limitations, is hereby amended in its entirety (and the cross-referenced sections in Section 3.42 and throughout the Plan are amended accordingly), to read as follows:

        "6.4   SECTION 415 LIMITATIONS.

               (a)    Definitions.

                    (i) Annual Additions. `Annual Additions' means, with respect to each Participant, the sum of the following amounts for the Limitation Year under this Plan, any Other Plan(s), or as otherwise specified:



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              (A) Employer Contributions;

              (B) Employee contributions;

              (C) forfeitures;

              (D) amounts allocated, after March 31, 1984, to the Participant's individual medical account (as defined in Code Section 415(l)(2)), which is part of a pension or annuity plan maintained by the Employer;

              (E) amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits, allocated to the separate account of a Key Employee (as defined in Code Section 19A(d)(3)) and under a welfare benefit fund (as defined in Code Section 419(e)) maintained by the Employer; and

              (F) any Excess Amount applied under paragraph (e)(iii) in the Limitation Year to reduce Employer Contributions.

         Contributions do not fail to be Annual Additions merely because they are Excess Elective Deferrals, Excess 401(k) Contributions, or Excess Matching Contributions or merely because Excess 401(k) Contributions or Excess Matching Contributions are corrected through distribution or recharacterization. Excess Elective Deferrals that are distributed in accordance with Section 6.6 are not Annual Additions.

         (ii) Defined Contribution Dollar Limitation. `Defined Contribution Dollar Limitation' means Thirty Thousand Dollars ($30,000), as adjusted by the Adjustment Factor.

         (iii) Excess Amount. `Excess Amount' means the amount of Annual Additions which, if credited to a Participant's Account under this Plan and any Other Plan(s) for a Limitation Year, would exceed the Maximum Permissible Amount.

         (iv) Limitation Year. `Limitation Year' means the twelve
(12)-consecutive month period ending on the last day of the Plan Year. If the Limitation Year is amended to a different twelve (12)-consecutive month period, then the new Limitation Year must begin on a date within the Limitation Year in which the amendment is made effective.

         (v) Maximum Permissible Amount. `Maximum Permissible Amount' means the maximum Annual Addition contributed or allocated to a Participant's Account under this Plan and any Other Plan(s) for any Limitation Year which shall not exceed the lesser of:

              (A) the Defined Contribution Dollar Limitation, or

              (B) twenty-five percent (25%) of the Participant's Section 415 Compensation for the Limitation Year. The Section 415 Compensation limitation shall



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not apply to any contribution for medical benefits (within the meaning of
Code Section 401(h) or 419A(f)(2)) which is otherwise treated as an Annual Addition under Code Section 415(1)(1) or 419A(d)(2). If a short Limitation Year is created because of an amendment changing the Limitation Year to a different twelve (12)-consecutive month period, then the Maximum Permissible Amount will not exceed the Defined Contribution Dollar Limitation multiplied by the following fraction:

                 Number of months in the short Limitation Year
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                                       12

         (vi) Other Plan. `Other Plan' means any other defined contribution plan to which contributions are or have been made on behalf of Participants in this Plan by one or more members of the controlled group of corporations (as determined in accordance with the ownership rules of Code Section 1563, without regard however, to Code Section 1563(a)(4) or 1563(e)(3)(C)) and any other employer entity which constitutes an affiliated service group or is required to be aggregated with the Employer pursuant to Code Section 414(c), 414(m) or 414(o).

    (b) Maximum Annual Additions. The amount of Annual Additions which may be credited to the Participant's Account under this Plan and any Other Plan(s) for any Limitation Year shall not exceed the lesser of the Maximum Permissible Amount or any other limitation contained in this Plan or any Other Plan(s). If the Contributions that would otherwise be contributed or allocated on behalf of the Participant would cause the Annual Additions for the Limitation Year to exceed the Maximum Permissible Amount, then the amount contributed or allocated shall be reduced so that the Annual Additions for the Limitation Year equal the Maximum Permissible Amount.

    (c) Timing. Prior to determining the Participant's actual Section 415 Compensation for the Limitation Year, the Employer may determine the Maximum Permissible Amount for a Participant on the basis of a reasonable estimation of the Participant's Section 415 Compensation for the Limitation Year.

    (d) Actual Section 415 Compensation. As soon as is administratively feasible after the end of the Limitation Year (or within such other period as applicable for a Participant who terminates employment and requests a distribution from the
Plan), the Maximum Permissible Amount for the Limitation Year shall be determined on the basis of the Participant's actual Section 415 Compensation for the Limitation Year.

    (e) Disposition of Excess Amount. If an Excess Amount exists for one or more Participants for a Limitation Year, as a result of (i) a reasonable error in determining the amount of elective deferrals (within the meaning of Code Section 402(g)(3)) that may be made with respect to any Participant under the limits of this Section, (ii) an allocation of forfeitures, (iii) a reasonable error in estimating a Participant's annual Section 415 Compensation, or (iv) other facts and circumstances with respect to which the provisions of Income Tax Regulation
Section 1.415-6(b)(6) are available, then, to the extent necessary, such Excess Amount shall be disposed of in the manner and in the order specified below. Except to the extent inconsistent with the



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provisions of any Other Plan(s): (i) whenever this Plan provides for the disposition of an Excess Amount, the disposition of an Excess Amount consisting of a particular type of contribution shall be of that type of contribution in this Plan and any Other Plan(s), and (ii) to the extent disposition of an Excess Amount is made, the Administrator shall have discretion as to whether disposition of such Excess Amount shall be made from this Plan or any Other Plan(s), or partly from each.

         (i) First, all or the necessary portion of after-tax employee contributions (including, if applicable, gains thereon) made by the Participant for the Limitation Year shall be refunded to the Participant;

         (ii) Then, all or the necessary portion of the Participant's share of Employer Profit Sharing Contributions (if any) for the Plan Year coincident with the Limitation Year (including, if applicable, gains thereon) shall be reduced. Accordingly, the Employer shall make appropriate reduction in the Employer Profit Sharing Contributions for the calendar quarter(s) for which the Participant's Employer Profit Sharing Contribution is reduced. If such amount has been allocated to the Participant's Employer Profit Sharing Contributions Account, the amount shall be withdrawn from such Account, held in a suspense account, and disposed of pursuant to paragraph (f) below;

         (iii) Then, all or the necessary portion of Salary Deferral Contributions (including, if applicable, the gains thereon) made on the Participant's behalf which were not the subject of any Employer Matching Contributions shall be distributed to the Participant as a current cash payment, subject to applicable Federal and state withholding taxes;

         (iv) Then, all or the necessary portion of Salary Deferral Contributions (including, if applicable, the gains thereon) made on the Participant's behalf for such Limitation Year which were entitled to Employer Matching Contributions shall be distributed to the Participant as a current cash payment, subject to applicable Federal and state withholding taxes, and no Employer Matching Contributions shall be made with respect to the distributed Salary Deferral Contributions. Accordingly, the Participant's Employer Matching Contributions for such Limitation Year are to be reduced as follows:

              (A) to the extent the Employer Matching Contributions have not already been made on the Participant's behalf, the reduction shall be effected by making an appropriate reduction in the aggregate amount of Employer Matching Contributions to take into account the distributed Salary Deferral Contributions no longer eligible for Employer Matching Contributions; or

              (B) to the extent the Employer Matching Contributions have already been allocated to the Participant's Employer Matching Contributions Account, then such Employer Matching Contributions (to the extent attributable to the distributed Salary Deferral Contributions) shall, together with the Earnings thereon (if applicable), be withdrawn from the Participant's Employer Matching Contributions Account and used for any Employer Matching Contributions still to be made on behalf of other Participants



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    eligible for Employer Matching Contributions. Any Employer Matching
    Contributions withdrawn from the Participant's Employer Matching Contributions Account and not utilized shall be held in a suspense account and disposed of pursuant to paragraph (f) below; and

            (v) Finally, all or the necessary portion of the Participant's allocable share of contributions and forfeitures under any Other Plan(s) (other than as set forth in paragraphs (i) through (iv) above) shall be reduced in accordance with the applicable provisions of such Other Plan(s).

        (f) Suspense Account. Amounts held in the suspense account pursuant to subparagraphs (ii) and (iv) above shall be held unallocated and shall be used to reduce future Employer Contributions for each succeeding Plan Year until the suspense account is reduced to zero (0). No Earnings attributable to the assets of the Trust shall be allocated to the suspense account, nor shall any contributions to this Plan or, if applicable, Other Plan(s), be made by the Employer while there is an outstanding balance in such suspense account. Upon the termination of the Plan, any outstanding balance in the suspense account shall revert to the Employer, or if applicable, the Participating Employer who made such Contributions to the Plan."

    6. Effective July 1, 2000, paragraph (b) of Section 6.6, entitled Distribution of Excess Deferral Contributions, is hereby amended in its entirety and a new paragraph (c) is added, to read as follows:

        "(b) Reimbursement of Excess Salary Deferrals and Forfeiture of Related Matching Contributions. Excess Salary Deferrals shall be distributed to the Participant no later than April 15th of the calendar year following the year in which the Excess Salary Deferrals were made. Employer Matching Contributions made on account of such Excess Salary Deferrals shall be forfeited as soon as administratively feasible thereafter and applied to reduce future Employer Contributions.

        (c) Adjustment for Earnings. Excess Salary Deferrals and Employer Matching Contributions attributable thereto shall be adjusted for any earnings. Earnings shall be calculated through the end of the taxable year of the Participant for which the Excess Salary Deferrals and Employer Matching Contributions attributable thereto were made. Earnings shall also be calculated for the Gap Period. For this purpose, the `Gap Period' means the period beginning on the first day of the subsequent taxable year of the Participant and ending on either the day before the date of distribution or on a date selected in accordance with the safe harbor method set forth in Income Tax Regulation Section 1.402(g)-1(e)(5)(iv). The earnings allocable to Excess Salary Deferrals and Employer Matching Contributions attributable thereto shall be calculated by the Administrator using any reasonable method for computing the earnings allocable to Excess Salary Deferrals and Employer Matching Contributions attributable thereto; provided, however, that the method shall not violate Code Section 401(a)(4), and that the method shall be used consistently for all Participants, for all corrective distributions under the Plan for the Plan Year, and for allocating Earnings to Participants' Accounts."



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        7. Effective as of the dates set forth below, paragraph (a) of Section
7.5, entitled Commencement of Distribution, is hereby amended in its entirety and replaced with the following new paragraphs (a), (b), (c) and (d) (former paragraphs (b), (c), (d) and (e) shall be redesignated as 7.5 (e), (f), (g) and
(h), respectively), to read as follows:

               "(a) Subject to Sections 7.5 through 7.9 and the Appendices, following a Participant's Severance Date, the Participant's Accounts shall be distributed at a date designated by the Administrator, which designation (except as provided below) shall be as soon as administratively practicable following the next Valuation Date after the participant's Severance Date.

               (b) Effective for any distribution made during the period beginning with the start of the first Plan Year after August 5, 1997, and ending on March 22, 1999:

                      (i) if the Participant's vested Account balance does not exceed Five Thousand Dollars ($5,000) at the time of distribution (or at the time of any prior distribution), then the Participant shall receive a lump sum distribution of the entire vested portion of such Account balance and the nonvested portion shall be treated as a forfeiture; or

                      (ii) if the Participant's vested Account balance exceeds Five Thousand Dollars ($5,000) at the time of distribution (or at the time of any prior distribution), then the Participant must consent in writing prior to the distribution.

          (c)   Effective for distributions made on or after March 22, 1999:

                (i) if the Participant's vested Account balance does not exceed Five Thousand Dollars ($5,000) at the time of the distribution, then the Participant shall receive a lump sum distribution of the entire vested portion of such Account balance and the nonvested portion shall be treated as a forfeiture; or

                (ii) if the Participant's vested Account balance exceeds Five Dollars ($5,000) at the time of distribution, then the Participant must consent to the distribution in writing. (iii) Notwithstanding the foregoing, if a Participant has begun to receive a distribution pursuant to an optional form of benefit under which at least one (1) scheduled periodic distribution is still payable, and if the value of the Participant's vested Account balance exceeded Five Thousand Dollars ($5,000) at the time of the first distribution under that optional form of benefit, then the remaining value of the Participant's vested Account balance may not be distributed without the written consent of the Participant.

          (d) If consent is required for a distribution, then the Participant must consent in writing to the distribution before it may be made and within the ninety (90)-day period ending on the first day on which all of the events have occurred that entitle the Participant to such benefit (the 'Annuity Starting Date'). If the Participant consents to the distribution, then such distribution shall include all of the Participant's vested Account



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        balance. If the Participant does not consent in writing to the distribution, then the Participant's vested Account balance shall be held in the Trust until the maximum period permitted under paragraph (e) below. If consent to a distribution is required hereunder, then at least thirty (30) days and not more than ninety (90) days prior to the Annuity Starting Date, the Administrator shall provide the Participant with a notice of the right to elect immediate distribution or the right to defer distribution until the Participant's Normal Retirement."

        8. Effective as of January 1, 2000, the following sentence is added to paragraph (b)(iv) of Section 7.6, entitled Direct Rollovers and Withholding to read as follows:

               "An Eligible Rollover Distribution does not include Salary Deferral Contributions distributed as a result of a hardship distribution, as set forth in Section 7.11."

        9. Paragraph (a) of Section 7.11, entitled Hardship Distribution, shall be amended in its entirety, to read as follows:

               "(a) The Trustee shall, upon a qualifying hardship of a Participant (as specified in this Section), and upon the direction of the Administrator, make a distribution from the Participant's Salary Deferral Contributions Account (not including earnings), if any, and if such Account is not maintained, or if the account balance of such Account is not sufficient for the distribution, the Trustee shall then make such distribution from the Participant's Rollover Contributions Account. A Participant shall be entitled to a hardship distribution only if the distribution is both (i) made on account of an immediate and heavy financial need of the Participant (as defined in paragraph (b)), and (ii) is necessary to satisfy such financial need (as defined in paragraph (c)). Notwithstanding the foregoing, amounts invested in the KLA-Tencor Common Stock Fund shall not be eligible for withdrawal pursuant to this Section."

        10. Section 10.3, entitled Investment Decision, shall be amended, in its entirety, to read as follows:

               "10.3 INVESTMENT DECISION. The decision as to the investment of an Account shall be made by the Participant, and the Trustee shall have no responsibility for determining how an Account is to be invested or whether the investment directions communicated to the Trustee comply with the terms of the Plan. Except for a Participant subject to Section 16 of the Securities Exchange Act of 1934, as amended, each Participant may direct the investment of up to one hundred percent (100%) of his or her Account in Company Stock. Notwithstanding the foregoing, to the extent Participant Accounts are held in the form of Company Stock, the following rules shall apply:

               (a) if the Administrator determines that any election out of Company Stock might violate applicable securities laws or create a liability for Participants under such laws or is for any other reason known to the Administrator contrary to the best interests



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        of Participants, the Administrator may, in its sole and absolute discretion, suspend or limit the right of any Participant to make such an investment election;

                (b) cash dividends, if made, shall be allocated to the purchase of additional shares of Company Stock; and

                (c) rights to sell and vote Company Stock shall be administered in accordance with the Trust Agreement and the Company's insider trading policy."

        11. Effective as of January 1, 2001 and pursuant to Regulation Section 1.411(d)-4 Q&A-2(e), Paragraph A.6-1, entitled Distribution Forms, and Paragraph A.7, entitled Spousal Consent, of Appendix A, entitled Merger of Tencor Instruments 401(k) Retirement Plan, is hereby deleted in its entirety.

        12. Effective as of January 1, 2001 and pursuant to Regulation Section 1.411(d)-4 Q&A-2(e), Paragraph B.5-1, Distribution Forms, of Appendix B, Merger of Amray\Lico, Inc. Employee Savings Plan, is hereby deleted in its entirety.


        This amendment is executed this ____ day of October, 2000.

                                               KLA-TENCOR CORPORATION



                                               By:
                                                  ------------------------------

                                               Title:
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